Exhibit 99
Red Lobster Olive Garden LongHorn Steakhouse
The Capital Grille Bahama Breeze Seasons 52 Eddie V's
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

FOR RELEASE	Contacts:
December 16, 2011	(Analysts) Matthew Stroud	(407) 245-6458
7:00 AM ET	(Media) Rich Jeffers	(407) 245-4189

DARDEN RESTAURANTS REPORTS SECOND QUARTER DILUTED NET EARNINGS PER SHARE OF 41 CENTS; DECLARES A QUARTERLY DIVIDEND OF 43 CENTS PER SHARE

ORLANDO, FL, December 16 – Darden Restaurants, Inc. (NYSE: DRI) today reported diluted net earnings per share and sales for the second quarter ended November 27, 2011.

Key results for the quarter include the following:
• Second quarter diluted net earnings per share from continuing operations were 41 cents, a 24% decrease from the 54 cents per diluted share in the second quarter of last year. Net earnings from continuing operations in this year’s second quarter were $54.1 million and sales were $1.83 billion, which compare to net earnings from continuing operations of $75.8 million and sales of $1.73 billion in the second quarter last year.

•
As previously announced, the Company completed the purchase of certain assets of Eddie V's Restaurants, Inc. The Company also reported that, while closing costs associated with the purchase adversely affected diluted net earnings per share from continuing operations for its fiscal second quarter by approximately one cent, it expects the purchase to be neutral to diluted net earnings per share for the full fiscal year.

• Second quarter total sales from continuing operations were $1.83 billion, a 6.1% increase from the second quarter of last year. The increase reflects (1) combined same-restaurant sales growth of 1.8% for Red Lobster, Olive Garden and LongHorn Steakhouse, exceeding an estimated 0.6% increase for the Knapp-Track™ benchmark of U.S. same-restaurant sales excluding Darden; (2) same-restaurant sales growth of 3.9% for the Company’s Specialty Restaurant Group; and (3) the operation of 73 net new restaurants plus the addition of 11 Eddie V's restaurants compared to the second quarter last year. In the second quarter, U.S. same-restaurant sales increased 6.8% at Red Lobster and 6.0% at LongHorn Steakhouse, and decreased 2.5% at Olive Garden.
• During the second quarter, Darden purchased 4.2 million shares of its common stock.
• Darden’s Board of Directors declared a quarterly dividend of 43 cents per share.

“As we previously announced, strong sales growth this quarter at Red Lobster, LongHorn Steakhouse and our Specialty Restaurant Group was offset by below expectation sales results at Olive Garden, pressure on check averages as guests continue to be cautious about spending and unfavorable year-over-year food costs,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “To rebuild its value leadership position in the industry, Olive Garden is developing new promotional and core menu offerings and new advertising and is focused on remodeling its older restaurants. While guests will experience some of the changes relatively soon, others will take time to develop and implement. Fortunately, with reduced cost inflation in the second half of this fiscal year, the strong momentum at our other brands enables us to anticipate solid earnings growth for the remainder of the fiscal year even as Olive Garden makes the changes needed to get back on track.”

Operating Highlights

OLIVE GARDEN’S second quarter sales of $836 million were 0.9% higher than the prior year, driven by revenue from 28 net new restaurants that offset the 2.5% decline in U.S. same-restaurant sales. On a percentage of sales basis, higher food and beverage expenses, restaurant labor expenses, restaurant expenses, selling, general and administrative expenses and depreciation expense resulted in a decrease in operating profit for the quarter.

RED LOBSTER’S second quarter sales of $602 million were 8.3% higher than the prior year, driven by its U.S. same-restaurant sales increase of 6.8% and revenue from eight net new restaurants. On a percentage of sales basis, higher food and beverage expenses and depreciation expense more than offset lower restaurant labor expenses, restaurant expenses and selling, general and administrative expenses, resulting in a decrease in operating profit for the quarter.

LONGHORN STEAKHOUSE’S second quarter sales of $255 million were 13.7% higher than the prior year, driven by revenue from 27 net new restaurants and the U.S. same-restaurant sales increase of 6.0%. On a percentage of sales basis, higher food and beverage expenses, selling, general and administrative expenses and depreciation expenses more than offset lower restaurant labor expenses and restaurant expenses resulting in a decrease in operating profit for the quarter.

THE SPECIALTY RESTAURANT GROUP’S second quarter sales of $137 million were 19.1% higher than the prior year, driven by same-restaurant sales increases of 5.7% at The Capital Grille, 0.5% at Bahama Breeze and 2.9% at Seasons 52. Additionally, sales growth reflected revenue from one new restaurant at The Capital Grille, two new restaurants at Bahama Breeze, six new restaurants at Seasons 52 and the addition of 11 restaurants purchased from Eddie V's Restaurants, Inc. on November 14, 2011.

Fiscal 2012 September, October and November U.S. Same-Restaurant Sales Results
Darden reported U.S. same-restaurant sales for the fiscal months of September, October and November as follows:

Olive Garden	September	October*	November*
Same-Restaurant Sales	-0.8%	-1.5%	-5.7%
Same-Restaurant Traffic	-0.6%	0.8%	-3.3%
Pricing	1.8%	1.7%	1.7%
Menu-mix	-1.9%	-4.0%	-4.1%

Red Lobster	September	October*	November*
Same-Restaurant Sales	12.8%	3.0%	2.8%
Same-Restaurant Traffic	11.4%	-0.8%	-1.5%
Pricing	2.9%	2.9%	2.9%
Menu-mix	-1.5%	0.9%	1.4%

LongHorn Steakhouse	September	October*	November*
Same-Restaurant Sales	5.7%	3.2%	9.1%
Same-Restaurant Traffic	5.9%	2.6%	8.7%
Pricing	2.1%	2.2%	2.3%
Menu-mix	-2.3%	-1.6%	-1.9%

* Note: The shift of Halloween from fiscal October last year to fiscal November this year positively affected fiscal October's same-restaurant sales results by approximately 80 basis points and adversely affected fiscal November's same-restaurant sales results by approximately 80 basis points.

Other Actions
Darden’s Board of Directors declared a quarterly cash dividend of 43 cents per share on the Company’s outstanding common stock. The dividend is payable on February 1, 2012 to shareholders of record at the close of business on January 10, 2012.

Darden continued the buyback of its common stock, purchasing 4.2 million shares in the second quarter. There are approximately 18.6 million shares remaining in the current repurchase authorization.

Fiscal 2012 Financial Outlook
Darden affirmed that it expects combined full-year U.S. same-restaurant sales growth in fiscal 2012 of approximately 2.0% to 3.0% for Red Lobster, Olive Garden and LongHorn Steakhouse, and that it continues to expect to open approximately 80 to 90 net new restaurants (excluding the addition of 11 Eddie V's restaurants) in fiscal 2012. As a result, the Company expects total sales growth of between 6.0% and 7.0% in fiscal 2012. The Company also affirmed it anticipates that diluted net earnings per share growth from continuing operations in fiscal 2012 will be in the range of 4% to 7%.

Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 1,900 restaurants that generate over $7.5 billion in annual sales. Headquartered in Orlando, Florida and employing 180,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2011, Darden became the first full-service restaurant company ever to be named to the FORTUNE “100 Best Companies to Work For” list. Our restaurant brands - Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze, Seasons 52 and Eddie V's - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the quarter and fiscal year, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include food safety and food-borne illness concerns, litigation, unfavorable publicity, federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, the intensely competitive nature of the restaurant industry, factors impacting our ability to drive sales growth, the impact of the indebtedness we incurred in the RARE acquisition, our plans to expand our newer brands like Bahama Breeze and Seasons 52, our ability to successfully integrate Eddie V's restaurant operations, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, increased advertising and marketing costs, a failure to develop and recruit effective leaders, the price and availability of key food products and utilities, shortages or interruptions in the delivery of food and other products, volatility in the market value of derivatives, general macroeconomic factors including unemployment and interest rates, severe weather conditions, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.
NUMBER OF COMPANY-OWNED RESTAURANTS

11/27/2011		11/28/2010
674	Red Lobster USA	665
27	Red Lobster Canada	28
701	Total Red Lobster	693
757	Olive Garden USA	729
6	Olive Garden Canada	6
763	Total Olive Garden	735
367	LongHorn Steakhouse	340
45	The Capital Grille	44
27	Bahama Breeze	25
21	Seasons 52	15
11	Eddie V's	—
1	Other	—
1,936	Total Restaurants	1,852

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	11/27/2011	11/28/2010	11/27/2011	11/28/2010
Sales	$1,831.5	$1,726.2	$3,773.4	$3,532.9
Costs and expenses:
Cost of sales:
Food and beverage	573.3	494.7	1,166.7	1,002.2
Restaurant labor	594.2	571.9	1,207.3	1,150.7
Restaurant expenses	293.1	274.9	593.0	554.0
Total cost of sales (1)	$1,460.6	$1,341.5	$2,967.0	$2,706.9
Selling, general and administrative	187.4	180.0	370.2	360.9
Depreciation and amortization	85.8	78.0	169.8	154.7
Interest, net	25.2	23.5	46.9	48.1
Total costs and expenses	$1,759.0	$1,623.0	$3,553.9	$3,270.6
Earnings before income taxes	72.5	103.2	219.5	262.3
Income taxes	(18.4)	(27.4)	(58.7)	(73.3)
Earnings from continuing operations	$54.1	$75.8	$160.8	$189.0
Losses from discontinued operations, net of tax benefit of $0.2, $0.8, $0.4 and $0.9, respectively	(0.4)	(1.3)	(0.5)	(1.4)
Net earnings	$53.7	$74.5	$160.3	$187.6
Basic net earnings per share:
Earnings from continuing operations	$0.42	$0.55	$1.22	$1.37
Losses from discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)
Net earnings	$0.41	$0.54	1.21	$1.36
Diluted net earnings per share:
Earnings from continuing operations	$0.41	$0.54	$1.19	$1.34
Losses from discontinued operations	(0.01)	(0.01)	—	(0.01)
Net earnings	$0.40	$0.53	$1.19	$1.33
Average number of common shares outstanding:
Basic	130.3	137.6	132.0	138.1
Diluted	133.2	141.2	135.2	141.5

(1) Excludes restaurant depreciation and amortization as follows:	$80.6	$72.8	$159.0	$144.5

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	11/27/2011	5/29/2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$50.2	$70.5
Receivables, net	75.8	65.4
Inventories	396.6	300.1
Prepaid income taxes	36.7	5.2
Prepaid expenses and other current assets	69.0	77.0
Deferred income taxes	169.7	145.6
Total current assets	$798.0	$663.8
Land, buildings and equipment, net	3,838.5	3,622.0
Goodwill	533.6	517.1
Trademarks	471.0	454.0
Other assets	223.5	209.7
Total assets	$5,864.6	$5,466.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$271.6	$251.3
Short-term debt	455.0	185.5
Accrued payroll	127.5	167.1
Accrued income taxes	—	9.3
Other accrued taxes	57.1	64.3
Unearned revenues	190.5	200.0
Current portion of long-term debt	349.9	—
Other current liabilities	413.2	409.3
Total current liabilities	$1,864.8	$1,286.8
Long-term debt, less current portion	1,453.3	1,407.3
Deferred income taxes	363.9	345.4
Deferred rent	194.9	186.2
Obligations under capital leases, net of current installments	55.2	56.0
Other liabilities	218.6	248.7
Total liabilities	$4,150.7	$3,530.4
Stockholders’ equity:
Common stock and surplus	$2,457.9	$2,408.8
Retained earnings	2,968.5	2,921.9
Treasury stock	(3,602.4)	(3,325.3)
Accumulated other comprehensive income (loss)	(101.9)	(59.8)
Unearned compensation	(8.2)	(9.4)
Total stockholders’ equity	$1,713.9	$1,936.2
Total liabilities and stockholders’ equity	$5,864.6	$5,466.6

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	11/27/2011	11/28/2010
Cash flows—operating activities
Net earnings	$160.3	$187.6
Losses from discontinued operations, net of tax benefit	0.5	1.4
Adjustments to reconcile net earnings from continuing operations to cash flows:
Depreciation and amortization	169.8	154.7
Stock-based compensation expense	24.7	31.1
Change in current assets and liabilities and other, net	(275.0)	(92.7)
Net cash provided by operating activities of continuing operations	$80.3	$282.1
Cash flows—investing activities
Purchases of land, buildings and equipment	(338.4)	(276.2)
Proceeds from disposal of land, buildings and equipment	2.1	4.3
Cash used in business acquisitions, net of cash acquired	(59.2)	—
Increase in other assets	(12.6)	(4.0)
Net cash used in investing activities of continuing operations	$(408.1)	$(275.9)
Cash flows—financing activities
Proceeds from issuance of common stock	28.3	30.7
Income tax benefits credited to equity	8.3	7.4
Dividends paid	(113.6)	(88.3)
Purchases of treasury stock	(279.1)	(170.7)
ESOP note receivable repayment	1.2	0.8
Proceeds from issuance of short-term debt, net	269.5	168.0
Repayment of long-term debt	(1.2)	(150.8)
Principal payments on capital leases	(0.8)	(0.7)
Proceeds from issuance of long-term debt	400.0	—
Payment of debt issuance costs	(4.8)	—
Net cash provided by (used in) financing activities of continuing operations	$307.8	$(203.6)
Cash flows—discontinued operations
Net cash used in operating activities of discontinued operations	(0.3)	(1.3)
Net cash provided by investing activities of discontinued operations	—	2.8
Net cash (used in) provided by discontinued operations	$(0.3)	$1.5

Decrease in cash and cash equivalents	(20.3)	(195.9)
Cash and cash equivalents - beginning of period	70.5	248.8
Cash and cash equivalents - end of period	$50.2	$52.9